EXHIBIT 99.1

At Equity Marketing, Inc.:	At Financial Relations Board:
Lisa Mueller	Tony Rossi	Tricia Ross
Director of Investor Relations	General Information	Investor Inquiries
(323) 932-4034	(310) 407-6563	(310) 407-6540

EQUITY MARKETING SIGNS AGREEMENT TO ACQUIRE THE PROMOTIONAL
AGENCY BUSINESS OF JOHNSON GROSSFIELD, INC.

     LOS ANGELES, January 20, 2004 — Equity Marketing, Inc. (Nasdaq: EMAK), a leading marketing services firm, today announced the signing of an agreement to purchase the assets of the promotional agency business of Johnson Grossfield, Inc. (JGI) for approximately $4 million in cash and $500,000 in common stock, plus additional consideration up to a maximum of $4.5 million based on future performance. Equity Marketing will finance the cash component of the acquisition through its existing working capital and will remain debt-free after completion of the transaction. The assets involved in this transaction are currently generating approximately $16 million in annualized revenue. The acquisition is expected to close in late January or early February 2004, subject to customary closing conditions, and is projected to be accretive to earnings per share in 2004.

     Founded in 1987, JGI’s promotional business is principally focused on providing custom licensed premiums for the kids marketing program of Subway Restaurants. JGI currently provides approximately 50% of the creative and sourcing requirements for Subway’s kids premium programs, and handles 100% of Subway’s logistics and fulfillment needs for these programs. JGI has worked with Subway for 12 years and has built strong relationships with the franchise organization.

     Located in Minneapolis, Minnesota, JGI also operates a cable media buying business, which is not involved in this transaction. Substantially all JGI employees dedicated to the premium promotion business will join Equity Marketing. Marc Grossfield, the principal in charge of JGI’s premium promotional business, will enter into a multi-year employment agreement with Equity Marketing.

     The addition of Subway represents Equity Marketing’s second client in the quick service restaurant (QSR) category. As part of the new multi-year agreement with its largest customer,

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Equity Marketing Acquires the Premium Agency Business
of Johnson Grossfield, Inc.

Burger King Corporation, Equity Marketing received the right to provide premium agency services to non-hamburger QSR’s for the first time.

     At the request of Burger King and Subway, strict procedures have been established by Equity Marketing and JGI to ensure client confidentiality, including the separation of the creative, account management, strategic planning and engineering functions for each account. Shared resources on each account will be limited to back-office support, such as human resources, finance and legal. As part of the separation of the two accounts, JGI’s base of operations will remain in Minneapolis while Equity Marketing’s Burger King team is based in Los Angeles.

     “We are pleased to further expand the Equity Marketing franchise with the addition of JGI and the premiums business for Subway Restaurants,” said Don Kurz, Equity Marketing’s Chairman and Chief Executive Officer. “JGI is an excellent fit with our core competencies and is a business that we know and understand well, which we believe will result in a smooth integration. With Burger King and Subway, we will now have two of the most important promotion accounts in the QSR industry. We believe there are excellent long-term opportunities to increase the amount of business we conduct with each client as they expand their franchises globally.

     “This acquisition will continue our strategy of adding complementary firms with similar cultures and business models that can be easily integrated, while providing meaningful growth. This strategy has proven effective in building a stronger, more diversified company, and we are confident that the addition of JGI will be another positive step for Equity Marketing,” said Mr. Kurz.

     Key benefits of this transaction include:

•	The addition of a stable, profitable revenue stream that will contribute to Equity Marketing’s growth and diversification efforts.

•	With the Subway relationship, Equity Marketing gains exposure to a fast growing, non-hamburger restaurant segment of the QSR industry. Subway currently has more than 20,000 locations and is growing rapidly.

•	JGI will team with the recently established U.S. presence of Logistix Kids to form one of the largest agencies in the United States focused on kids marketing services. With two marquee clients, Kellogg’s and Subway, the combined organization will possess the critical mass and industry visibility necessary to attract other U.S. brands.

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Equity Marketing Acquires the Premium Agency Business
of Johnson Grossfield, Inc.

•	JGI will have opportunities to leverage the infrastructure of Equity Marketing to enhance the quality of its products and services and pursue additional customers.

     “We are very pleased to join Equity Marketing and contribute to its continued growth,” said Mr. Grossfield. “We have enjoyed an excellent relationship with Subway for more than a decade, and we look forward to providing them with world-class premiums as they continue to grow their franchise. We are also excited about teaming with Logistix Kids to leverage our collective expertise in premiums and kids marketing services, and create a strong vehicle for generating organic growth in the future.”

About Equity Marketing

     Equity Marketing, Inc. is a leading global marketing services company based in Los Angeles, with offices in Chicago, New York, Ontario (CA), London, Paris and Hong Kong. The Company focuses on the design and execution of strategy-based marketing programs, with particular expertise in the areas of: strategic planning and research, entertainment marketing, design and manufacturing of custom promotional products, promotion, event marketing, collaborative marketing, and environmental branding. The Company’s clients include Burger King Corporation, Diageo, Kellogg’s, Kohl’s, Macy’s, Nordstrom, and Procter & Gamble, among others. The Company complements its core marketing services business by developing and marketing distinctive consumer products, based primarily on licensed properties, which are sold through specialty and mass-market retailers. More information about Equity Marketing is available on the Company’s web site at www.equity-marketing.com.

     Certain expectations and projections regarding the future performance of Equity Marketing, Inc. discussed in this news release are forward-looking and are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These expectations and projections are based on currently available competitive, financial and economic data along with the Company’s operating plans and are subject to future events and uncertainties. Management cautions the reader that the following factors, among others, could cause the Company’s actual consolidated results of operations and financial position in 2004 and thereafter to differ significantly from those expressed in forward-looking statements: the Company’s dependence on a single customer; the significant quarter-to-quarter variability in the Company’s revenues and net income; the Company’s dependence on the popularity of licensed entertainment properties and the ability to license, develop and market new products; the Company’s dependence on foreign manufacturers; the Company’s need for additional working capital; the negative results of litigation, governmental proceedings or environmental matters; and the potential negative impact of past or future acquisitions. The Company undertakes no obligation to publicly release the results of any revisions to forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks highlighted herein should not be assumed to be the only items that could affect the future performance of the Company.

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